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                                                                     Exhibit 5



                                     LAW OFFICES
                                    MCAFEE & TAFT
                                A PROFESSIONAL CORPORATION
                          TENTH FLOOR, TWO LEADERSHIP SQUARE
                                  211 NORTH ROBINSON
                          OKLAHOMA CITY, OKLAHOMA 73102-7101
                                    (405) 235-9621
                                  FAX (405) 235-0439


                                    April 28, 1997




Dobson Communications Corporation
13439 North Broadway Extension, Suite 200
Oklahoma City, Oklahoma 73114

          Re:       Registration Statement on Form S-4 (No. 333-23769)

Ladies and Gentlemen:

     Reference is made to the above-captioned registration statement (the "Registration Statement") filed with the Securities and Exchange Commission by Dobson Communications Corporation (the "Company") with respect to $160 million principal amount of 11 3/4% Senior Notes due 2007 ("New Notes") of the Company to be offered in exchange for $160 million principal amount of its outstanding 11 3/4% Senior Notes due 2007 ("Old Notes") (the "Exchange Offer"). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture dated as of February 28, 1997 among the Company, as issuer, and United States Trust Company of New York ("U.S. Trust"), as trustee (the "Indenture"), which has been filed as Exhibit 4.6 to the Registration Statement.

     We have examined the Indenture, the form of certificate which will evidence the New Notes, the Escrow and Security Agreement dated as of February 28, 1997 among the Company, as pledgor, the placement agents named therein and U.S. Trust, as trustee (the "Escrow and Security Agreement"), which has been filed as Exhibit 4.9 to the Registration Statement, and certain corporate records of the Company, and we have made such other investigations as we have deemed appropriate in order to express the opinion set forth herein.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma; and

     2. The Indenture and the New Notes have been duly authorized by the Company, and the New Notes, when executed, authenticated and delivered to the holders of the Old Notes pursuant to the Exchange Offer in accordance with the terms of the

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                                                                      -2-

Indenture, (a) will be valid and binding obligations of the Company enforceable against it in accordance with their terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability and (b) each holder of New Notes will be entitled to the benefits of the Indenture and the Escrow and Security Agreement.

     While the Indenture provides that it will be governed by the substantive laws of the State of New York, we have assumed, for purposes of our opinion, that the Indenture will be governed by the laws of the State of Oklahoma.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                    Very truly yours,

                                    McAFEE & TAFT A PROFESSIONAL CORPORATION